Exhibit 21

AMF BOWLING WORLDWIDE, INC.

Subsidiary Corporations

As of September 18, 2005

Entity	Jurisdiction of Origin
AMF Bowling Centers Holdings Inc.	Delaware
QubicaAMF Worldwide, LLC*	Virginia
AMF Bowling Products International B.V.*	Netherlands
AMF Bowling India Private Ltd.*	India
AMF Bowling Poland Sp.zo.o.*	Poland
AMF Worldwide Bowling Centers Holdings Inc.	Delaware
AMF Bowling Centers, Inc.	Virginia
AMF Beverage Company of Oregon, Inc.	Oregon
Bush River Corporation	South Carolina
King Louie Lenexa, Inc.	Kansas
300, Inc.	Texas
American Recreation Centers, Inc.	California
Prince George’s Concession, Inc.	Maryland
Marlow Concession Company	Maryland
The Bowler’s Choice Restaurant, Inc.	Maryland
Fair Lanes Edgewood Restaurant, Inc.	Maryland
Corner Restaurant East, Inc.	Maryland
Southdale Bowler’s Restaurant, Inc.	Maryland
AMF Bowling Centers International Inc.	Virginia
AMF Bowling Mexico Holding, Inc.	Delaware
Boliches AMF, Inc.	Virginia
Boliches AMF y Compania	Mexico
Operadora Mexicana de Boliches, S.A.	Mexico
Promotora de Boliches, S.A. de C.V.	Mexico
Inmuebles Obispado, S.A.	Mexico
Inmuebles Minerva, S.A.	Mexico
Boliches Mexicanos, S.A.	Mexico
Servicios AMF, S.A. de C.V	Mexico
AMF Bowling Products, LLC*	Russia
AMF Bowling France SAS	France
Societe Anonyme du Bowling de Montparnasse	France
AMF Bowling de Lyon La Part Dieu SNC	France
AMF Bowling Products UK Limited	United Kingdom
AMF WBCH LLC	Delaware
AMF BCH LLC	Delaware
AMF Billiards & Games, LLC	Delaware
AMF Holdings, Inc.	Delaware
AMF Bowling Products Mexico s. de R.L. de CV*	Mexico

*	Indicates entities that will be contributed to the Joint Venture